UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2004 (September 1, 2004)

VERILINK CORPORATION

(Exact name of registrant as specified in charter)

Delaware (State of incorporation)	000-28562 (Commission File Number)	94-2857548 (IRS Employer Identification No.)

127 JETPLEX CIRCLE
MADISON, AL 35758-8989
(Address of principal executive offices / Zip Code)

256.327.2001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act.

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

     ☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

     ☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURES

Item 2.05. Costs Associated with Exit or Disposal Activities

     Verilink Corporation (“Verilink”) will consolidate engineering into two locations focused on the execution of Verilink’s strategic plan. Verilink’s continuing engineering functions related to existing product lines will be based in Madison, Alabama and co-located with operations, testing, quality and sales administration for improved operational synergies. The engineering function for research and development related to Verilink’s Orion 7400 Optical Ethernet product family and next-generation platform development and other product line support will be centralized in the company’s Newark, California facility. As a result of this engineering resource alignment, Verilink will close its Santa Barbara, California office and will transition engineering currently located in Aurora, Colorado to the appropriate facility in either Madison, Alabama or Newark, California. Verilink’s management committed to the engineering consolidation plan on September 1, 2004. The Aurora, Colorado facility was acquired as part of Verilink’s acquisition of XEL Communications, Inc. in February 2004 and the Santa Barbara, California office was acquired as part of the acquisition of the NetEngine product line in January 2003.

     As part of this engineering consolidation plan, Verilink will reduce its workforce by approximately 5%, including the elimination of the Vice President of Engineering position, which was held by Larry J. Richards from March 2004 until September 1, 2004. The engineering consolidation plan is expected to be completed by November 30, 2004 and will result in total charges of approximately $700,000 to be taken in Verilink’s first and second quarters of fiscal 2005, which is expected to include cash expenditures of $500,000 for one-time termination benefits for departing personnel and $200,000 for other costs associated with office and resource re-alignment.

     In addition to the engineering consolidation plan, Verilink may implement further operational consolidation as part of its continuing review of operations, spending and revenue outlook.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION (Registrant)

Dated: September 8, 2004	By:	/s/ C. W. Smith

C. W. Smith Vice President and Chief Financial Officer

3